Exhibit 99.1

NEWS RELEASE

	Contacts:	Alan Krenek,
Chief Financial Officer
Basic Energy Services, Inc.
817-334-4100
FOR IMMEDIATE RELEASE
Jack Lascar/Stephanie Smith
Dennard ▪ Lascar Associates
713-529-6600

BASIC ENERGY SERVICES REPORTS

FOURTH QUARTER AND FULL YEAR 2014 RESULTS

FORT WORTH, Texas – February 19, 2015 – Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today announced its financial and operating results for the fourth quarter and twelve months ended December 31, 2014.

FOURTH QUARTER 2014 HIGHLIGHTS

Fourth quarter 2014 revenue increased 2% to $400.9 million from $394.0 million in the third quarter of 2014.  Fourth quarter 2014 revenue increased 31% from the adjusted revenue of $304.9 million generated in the fourth quarter of 2013, driven by a 65% increase in revenues from the completion and remedial services segment.  All metrics for 2013 and for the first quarter of 2014 were adjusted for the divestiture of Basic’s barge rig operations in March 2014 for comparability purposes.

For the fourth quarter of 2014, Basic reported a net loss of $18.8 million, or $0.45 per basic and diluted share. The fourth quarter of 2014 includes a tax-effected, non-cash charge of $23.5 million ($34.7 million before tax), or $0.56 per basic and diluted share, for impairment of all the goodwill associated with the well servicing and fluid services segments. Excluding the special item, Basic reported net income of $4.7 million, or $0.11 per basic and diluted share. This compares to a net income of $9.9 million, or $0.24 per basic and diluted share, reported in the third quarter of 2014.  In the fourth quarter of 2013, Basic reported a net loss of $7.1 million, or $0.18 per basic and diluted share.

Roe Patterson, Basic’s President and Chief Executive Officer, stated, “We are pleased with our overall 2014 results as we experienced robust activity during the great majority of the year. Despite the more challenging environment that started to emerge in December, fourth quarter revenue came in about two percent higher sequentially, led by the performance of our completion and remedial services segment as stimulation and coil tubing activity remained steady through year end. Overall, fourth quarter margins were essentially flat sequentially despite the impact of weather interruptions in both the Permian Basin and the Mid-Continent and the pricing discounts given to our customers in response  to competition in oilier markets. These discounts began in early December across most lines of business.

“During the fourth quarter, we put in place a well-established operating strategy to deal with this challenging environment, which included reducing capital spending, scaling back operations to fit cash flow, protecting our market share and preserving liquidity. We currently expect to have a significant reduction down to $100 million or less in our 2015 capital expenditure plan, shifting primarily to a maintain-and-sustain revenue mode.  Reducing input costs with our vendors and suppliers has also been a top priority as we continue to reduce our cost structure.

“In order to offset as much of the pricing concessions we have given to customers, we have worked proactively to control personnel costs as well. Our headcount has declined by approximately ten percent since its peak in November 2014. Wages and benefits across our organization have been adjusted as well.

“We have successfully employed these strategies in previous down cycles, and combined with the strength of our current financial position, these strategies should allow us to withstand the effects of a prolonged downturn in activity.

“Looking ahead, we expect our first quarter revenue to be down 21% to 26% sequentially as declines in activity and winter weather conditions will combine to reduce utilization. We will continue to evaluate our 2015 capital plan, costs, and the rate environment as the years unfolds. We will work to maximize utilization and make adjustments as the operating landscape dictates.”

Adjusted EBITDA decreased 3% to $85.6 million, or 21% of revenues for the fourth quarter of 2014, from $88.5 million, or 23% of revenue in the third quarter of 2014.  In the fourth quarter of 2013, Basic generated Adjusted EBITDA of $59.5 million, or 19% of revenue.  Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization, the net gain or loss from the disposal of assets, loss on goodwill impairment, loss on sales and use tax audits, loss on severance, and loss on certain legal settlements.  EBITDA and Adjusted EBITDA, which are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”), are defined and reconciled in note 3 under the accompanying financial tables.

Basic’s tax benefit for the fourth quarter of 2014 was $7.3 million.  Excluding the special item, tax expense was $3.9 million, compared to adjusted tax expense of $6.2 million in the third quarter of 2014 and an adjusted tax benefit of $4.5 million in the fourth quarter of 2013.  The tax expense in the fourth quarter of 2014 equals an effective tax rate of 45%, up from the third quarter effective tax rate of 39% and an effective tax benefit rate in the fourth quarter of 2013 of 39%.  The increase in the effective tax rate from the third quarter is primarily due to the recording of valuation allowances associated with the expected inability to use certain state net operating loss carryforwards.

FULL YEAR 2014 HIGHLIGHTS

Revenues increased 18% to $1.5 billion for the full year 2014 compared to $1.2 billion during the comparable period of 2013.

Adjusted EBITDA for the full year 2014, excluding special items, increased 35% to $318.0 million, or 21% of revenue, compared to $235.8 million, or 19% of revenue, for the full year 2013.  Adjusted EBITDA excludes the special item discussed above for 2014. Adjusted EBITDA is reconciled in note 3 under the accompanying financial tables.

For 2014, Basic reported a net loss of $8.3 million, or $0.20 per basic and diluted share. Excluding the goodwill impairment charge mentioned above, Basic generated net income of $18.1 million, or $0.43 per basic and diluted share, for the full year 2014. For 2013, Basic reported a net loss of $35.9 million, or $0.89 per basic and diluted share.  Excluding special items, Basic generated an adjusted net loss of $28.5 million, or $0.71 per basic and diluted share, for 2013.

Business Segment Results

Completion and Remedial Services

Completion and remedial services revenue increased by 5% to $203.4 million in the fourth quarter of 2014 from $193.7 million in the prior quarter.  The sequential increase in revenue was mainly due to a full quarter’s impact from additional equipment deployed during the third quarter and equipment added in the fourth quarter of 2014. In the fourth quarter of 2013, this segment generated $123.4 million in revenue.

As of December 31, 2014, Basic had approximately 443,000 hydraulic horsepower (“HHP”) compared to approximately 413,000 HHP at the end of the previous quarter and 297,000 HHP as of December 31, 2013. Weighted average HHP for the fourth quarter of 2014 was 427,000 compared to 385,000 in the prior quarter.

Segment profit in the fourth quarter of 2014 increased 3% to $77.1 million compared to $74.6 million in the prior quarter.  Segment margin for the 2014 fourth quarter decreased 60 basis points to 38% compared to the third quarter, due mainly to the impact of inclement weather during the fourth quarter as well as pricing discounts given late in the quarter to our customers in response to weakening demand in competitive markets. During the fourth quarter of 2013, segment profit was $ 43.7 million, or 35% of revenue.

Fluid Services

Fluid services revenue in the fourth quarter of 2014 increased 1% to $93.8 million compared to $92.9 million in the prior quarter.  The modest sequential increase in revenue was due primarily to incremental revenues from the full quarter impact of added trucking capacity to support disposal wells acquired in the third quarter, offset by lower skim oil revenues, caused by the drop in the average price of oil.  During the fourth quarter of 2013, this segment generated $87.8 million in revenue.

The weighted average number of fluid services trucks rose 2% to 1,043 during the fourth quarter of 2014, increasing by 18 trucks from the weighted average truck count of 1,025 during the third quarter of 2014.  The weighted average number of fluid services trucks was 986 during the fourth quarter of 2013.  Truck hours of 661,900 during the fourth quarter of 2014 increased 2% from the 645,800 generated in the third quarter of 2014, and up 14% compared to 579,400 in the same period in 2013.

The average revenue per fluid service truck decreased to $90,000 from $91,000 in the third quarter of 2014 mainly due to the impact of lower skim oil revenues. In the comparable quarter of 2013, average revenue per fluid truck was $89,000.

Segment profit in the fourth quarter of 2014 was $26.6 million, compared to a profit of $26.7 million in the prior quarter, with segment profit margin decreasing by 40 basis points to 28%. Segment profit in the same period in 2013 was $25.5 million, or 29% of revenue.

Well Servicing

Well servicing revenues decreased 3% to $88.0 million during the fourth quarter of 2014 compared to $91.1 million in the prior quarter. Revenues from the Taylor manufacturing operations were $3.0 million in both the fourth and third quarters of 2014.  In the fourth quarter of 2013, adjusted for the sale of our barge operations in March 2014, well servicing revenues were $80.9 million.  All amounts and percentages below have been adjusted for the fourth quarter of 2013 as if the sale of our barge rigs had been sold in that period.

At December 31, 2014, the well servicing rig count was 421, the same as the end of the prior quarter and at December 31, 2013. Rig hours were 204,400 in the fourth quarter of 2014, down from 217,500 in the previous quarter and up from 194,200 hours in the comparable quarter of last year. Rig utilization was 67% in the fourth quarter of 2014, down from 71% in the prior quarter and up from 65% in the fourth quarter of 2013.

Excluding revenues associated with the Taylor manufacturing operations, revenue per well servicing rig hour was $416 in the fourth quarter of 2014, compared to $405 in the previous quarter and to $399 reported in the fourth quarter of 2013, due to changes in the geographic mix of revenues in our operating areas.

Segment profit in the fourth quarter of 2014 was $19.8 million compared to $23.5 million in the prior quarter and decreased 9% from $21.8 million during the same period in 2013.  Segment profit margin decreased to 23% in the fourth quarter of 2014 from 26% in the previous quarter. The fourth quarter profit was negatively impacted by higher payroll expenses, downhole issues, and margin erosion resulting from pricing concessions given to customers in the latter part of the quarter.  In the fourth quarter of 2013, adjusted segment profit was 27% of revenue. Segment profit from the Taylor manufacturing operations was $432,000 in the fourth quarter of 2014 compared to $472,000 in the prior quarter and $624,000 in the fourth quarter of 2013.

Contract Drilling

Contract drilling revenue decreased 3% to $15.7 million during the fourth quarter of 2014 from $16.3 million in the prior quarter.  During the fourth quarter of 2013, this segment generated $12.8 million in revenue.  Basic operated 12 drilling rigs during the fourth quarter of 2014, the same number of rigs as in the previous quarter and in the fourth quarter of 2013.  Revenue per drilling day in the fourth quarter of 2014 was $16,600, down from $16,800 in the previous quarter and up from revenue per drilling day of $16,400 in the fourth quarter of 2013.

Rig operating days during the fourth quarter of 2014 decreased 2% to 948 compared to 968 in the prior quarter, resulting in rig utilization of 86% during the fourth quarter of 2014 compared to 88% during the prior quarter.  In the comparable period in 2013, rig operating days were 781, producing a utilization of 71%.

Segment profit in the fourth quarter of 2014 was $5.1 million, flat with the prior quarter and an increase from $4.5 million in the fourth quarter of 2013.  Segment margin for the fourth quarter of 2014 was 33% of revenues compared to 31% from the prior quarter.  Last year in the comparable period, segment margin was 35%.

G&A Expense

General and administrative (“G&A”) expense in the fourth quarter of 2014 was $43.3 million, or 11% of revenue, compared to $41.5 million, also 11% of revenue, for the prior quarter. The slightly higher G&A expense was mainly due to increased personnel costs, including salaries and incentive compensation.  G&A expense in the fourth quarter of 2013 was $37.0 million, or 12% of revenue.

Goodwill Impairment

In the fourth quarter of 2014, Basic concluded that the goodwill in its well servicing and fluid services segments was impaired in its entirety, and accordingly, recorded a pre-tax goodwill impairment charge of $34.7 million.

Cash and Total Liquidity

On December 31, 2014, Basic had cash and cash equivalents of approximately $79.9 million, up from $57.5 million at September 30, 2014 and down from $111.5 million on December 31, 2013.  At December 31, 2014, total liquidity was approximately $313 million, which included $233 million of availability under Basic’s $300 million revolving credit facility.

Capital Expenditures

Total capital expenditures for the full year 2014, including capital leases of $75.2 million, were approximately $309.0 million, comprised of $148.6 million for expansion projects, $153.2 million for sustaining and replacement projects and $7.2 million for other projects.  Expansion capital spending included $119.5 million for the completion and remedial services segment, $16.6 million for the fluid services segment, $10.7 million for the well servicing segment, and $1.8 million for the contract drilling segment.  Other capital expenditures were mainly for facilities and IT infrastructure.

In 2015, Basic currently plans on investing approximately $100 million on capital expenditures, with approximately $28 million expected to be financed through capital leases.

Conference Call

Basic will host a conference call to discuss its fourth quarter and full year 2014 results on Friday, February 20, 2015, at 9:00 a.m. Eastern Time (8:00 a.m. Central).  To access the call, please dial (201) 689-8349 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time.  The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, www.basicenergyservices.com.

A telephonic replay of the conference call will be available until March 6, 2015 and may be accessed by calling (201) 612-7415 and using pass code 13598844#.  A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days.

About Basic Energy Services

Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area.  The company employs more than 5,400 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas, and the Rocky Mountain and Appalachian regions. Additional information on Basic Energy Services is available on the Company’s website at www.basicenergyservices.com.

Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete.  However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Basic's ability to execute, manage and integrate acquisitions successfully and (iii) changes in our expenses, including labor or fuel costs and financing costs.  Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2013 and subsequent Form 10-Qs filed with the SEC.  While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated future results will be achieved.  Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.

-Tables to Follow-

Basic Energy Services, Inc.
Consolidated Statements of Operations and Other Financial Data
(in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013

Income Statement Data:	(Unaudited)		(Unaudited)	(Audited)
Revenues:
Completion and remedial services	$203,367	$123,441	$698,917	$501,137
Fluid services	93,772	87,811	369,774	343,863
Well servicing	88,024	84,007	361,683	363,386
Contract drilling	15,748	12,774	60,910	54,518
Total revenues	400,911	308,033	1,491,284	1,262,904
Expenses:
Completion and remedial services	126,224	79,727	434,457	327,540
Fluid services	67,148	62,310	265,105	239,154
Well servicing	68,201	61,471	270,344	265,058
Contract drilling	10,612	8,276	41,513	36,336
General and administrative (1)	43,272	36,950	167,301	171,439
Depreciation and amortization	59,504	54,276	217,480	209,747
Goodwill impairment	34,703	—	34,703	—
Loss on disposal of assets	758	583	1,974	2,873
Total expenses	410,422	303,593	1,432,877	1,252,147
Operating income (loss)	(9,511)	4,440	58,407	10,757
Other income (expense):
Interest expense	(16,788)	(16,667)	(67,042)	(67,207)
Interest income	3	13	40	53
Other income	163	176	775	743
Loss before income taxes	(26,133)	(12,038)	(7,820)	(55,654)
Income tax benefit (expense)	7,325	4,639	(521)	19,725
Net loss	$(18,808)	$(7,399)	$(8,341)	$(35,929)
Earnings (loss) per share of common stock:
Basic	$(0.45)	$(0.18)	$(0.20)	$(0.89)
Diluted	$(0.45)	$(0.18)	$(0.20)	$(0.89)

Other Financial Data (unaudited):
EBITDA (3)	$50,156	$58,892	$276,662	$221,247
Adjusted EBITDA (3)	85,617	59,475	317,952	235,380
Capital expenditures:
Acquisitions, net of cash acquired	—	5,200	16,090	21,467
Property and equipment	51,370	32,921	236,295	136,950

	As of
	December 31, 2014	December 31, 2013

	(Unaudited)	(Audited)
Balance Sheet Data:
Cash and cash equivalents	$79,915	$111,532
Net property and equipment	1,007,969	928,037
Total assets	1,597,177	1,543,339
Total long-term debt	882,572	846,691
Total stockholders' equity	342,653	345,287

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Segment Data:	(Unaudited)		(Unaudited)
Completion and Remedial Services
Segment Profits as a percent of revenue	37.9%	35.4%	37.8%	34.6%

Fluid Services
Weighted average number of fluid service trucks	1,043	986	1,022	973
Truck hours (000's)	661.9	579.4	2,545.8	2,282.4
Revenue per fluid services truck (000's)	$90	$89	$362	$353
Segment profits per fluid services truck (000's)	$26	$26	$102	$107
Segment profits as a percent of revenue	28.4%	29.0%	28.3%	30.5%

Well Servicing (2)
Weighted average number of rigs	421	421	421	421
Rig hours (000's)	204.4	194.2	845.8	833.2
Rig utilization rate	66.9%	64.5%	70.2%	69.2%
Revenue per rig hour, excluding manufacturing	$416	$399	$409	$396
Well servicing rig profit per rig hour	$97	$112	$105	$110
Segment profits as a percent of revenue	22.5%	26.9%	25.0%	26.6%

Contact Drilling
Weighted average number of rigs	12	12	12	12
Rig operating days	948	781	3,679	3,310
Drilling utilization rate	85.9%	70.7%	84.0%	75.6%
Revenue per day	$16,600	$16,400	$16,600	$16,500
Drilling rig profit per day	$5,400	$5,800	$5,300	$5,500
Segment profits as a percent of revenue	32.6%	35.2%	31.8%	33.4%

(1)

Includes approximately $3,968,000 and $3,154,000 of non-cash compensation expense for the three months ended December 31, 2014 and 2013, respectively, and $15,440,000 and $13,157,000 for the year ended December 31, 2014 and 2013, respectively.

(2)	Excludes Basic’s barge rig operations that were sold on March 31, 2014.

(3)

This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.”  This earnings release also contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation, amortization, the gain or loss on disposal of assets, the loss on goodwill impairment, the loss on sales and use tax audits, the loss on severance, and the loss on certain legal settlements or “Adjusted EBITDA.”  EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.  However, Basic believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:

•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•	The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and
•	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.

EBITDA and Adjusted EBITDA each have limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;
•	EBITDA does not reflect changes in, or cash requirements necessary, to service interest or principal payments on, its debt;
•	EBITDA does not reflect income taxes;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in its industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:

•	Adjusted EBITDA does not reflect Basic’s gain or loss on disposal of assets;
•	Adjusted EBITDA does not reflect Basic’s loss on goodwill impairment;
•	Adjusted EBITDA does not reflect Basic’s loss on sales and use tax audits;
•	Adjusted EBITDA does not reflect Basic’s loss on severance;
•	Adjusted EBITDA does not reflect Basic’s loss on certain legal settlements; and
•	Other companies in our industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

The following table presents a reconciliation of net income to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Reconciliation of Net Loss to EBITDA:	(Unaudited)		(Unaudited)
Net loss	$(18,808)	$(7,399)	$(8,341)	$(35,929)
Income taxes	(7,325)	(4,639)	521	(19,725)
Net interest expense	16,785	16,654	67,002	67,154
Depreciation and amortization	59,504	54,276	217,480	209,747
EBITDA	$50,156	$58,892	$276,662	$221,247

The following table presents a reconciliation of net income to “Adjusted EBITDA,” which means our EBITDA excluding the loss on disposal of assets, loss on goodwill impairment, loss on sales and use tax audits, loss on severance, and loss on certain legal settlements:

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Reconciliation of Net Loss to Adjusted EBITDA:	(Unaudited)		(Unaudited)
Net loss	$(18,808)	$(7,399)	$(8,341)	$(35,929)
Income taxes	(7,325)	(4,639)	521	(19,725)
Net interest expense	16,785	16,654	67,002	67,154
Depreciation and amortization	59,504	54,276	217,480	209,747
Loss on disposal of assets	758	583	1,974	2,873
Loss on goodwill impairment	34,703	—	34,703	—
Loss on sales and use tax audits	—	—	—	2,743
Loss on severance	—	—	—	517
Loss on certain legal settlements	—	—	4,613	8,000
Adjusted EBITDA	$85,617	$59,475	$317,952	$235,380

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